Exhibit 10.9

NATURAL HEALTH TRENDS CORP.

RESTRICTED STOCK NOTICE OF GRANT AND AWARD AGREEMENT

Notice is hereby given of the following restricted stock grant (the “Award”) of Common Stock of Natural Health Trends Corp., a Delaware corporation (the “Corporation”):

Award Recipient:

Grant Date:

Number of Shares:	___________ shares of Common Stock

Fair Market Value:	$__________ per share

Vesting Schedule:	1/12th on each March 15, June 15, September 15, and December 15 following the Grant Date through December 15, 2017

The Award Recipient agrees to be bound by the terms of the Restricted Stock Agreement attached hereto as Exhibit A. All capitalized terms in this Notice of Grant shall have the meaning assigned to them herein or in the attached Restricted Stock Agreement.

Nothing herein shall modify your status as an at-will employee, non-employee member of the Board or other service-provider of the Corporation or the terms of any employment or other agreement between you and the Corporation (if applicable) governing the terms of your service-provider relationship. Further, nothing herein provides any guarantee that your employment or other service-provider relationship with the Corporation will continue for any specified period of time. This means that either you or the Corporation may terminate your service-provider relationship at any time for any reason, or no reason, subject to the terms of any employment or other similar agreement between you and the Corporation (if applicable).

If you are not a resident of the United States, you are responsible for determining the income tax consequences to you with regard to your receipt of this Award in the country in which you do reside. The Corporation is not responsible for providing tax advice to its employees and service-providers with regard to tax consequences, and you are encouraged to seek competent tax advice before making your decision whether to accept the Award.

DATED: ________________

NATURAL HEALTH TRENDS CORP.		AWARD RECIPIENT

By:

EXHIBIT A

RESTRICTED STOCK AGREEMENT

RECITALS

A.     The Corporation has approved this Restricted Stock Agreement (the “Agreement”) for the purpose of awarding and retaining the Service of selected employees, directors, officers, agents, consultants, independent contractors and advisors to the Corporation (or any Parent or Subsidiary).

B.     This Agreement is executed pursuant to, and is intended to carry out the purposes of the Corporation’s grant of restricted stock to the Award Recipient.

C.     All capitalized terms in this Agreement shall have the meaning assigned to them herein or in the Notice of Grant.

NOW, THEREFORE, it is hereby agreed as follows:

1.     GRANT OF RESTRICTED STOCK. The Corporation hereby grants to the Award Recipient, as of the Grant Date, the number of shares of restricted stock specified in the Notice of Grant.

2.     RESTRICTIONS ON TRANSFERABILITY AND DIVIDENDS. Notwithstanding any provisions to the contrary, no shares of restricted stock granted hereunder may be sold, assigned, transferred, pledged or otherwise encumbered unless and until the shares proposed to be sold or transferred are vested. The Award Recipient shall not be entitled to receive, with respect to any unvested shares of restricted stock, any payments equal to any cash dividends or distributions otherwise made to stockholders of the Corporation.

3.     VESTING; TERMINATION OF SERVICE. Shares of restricted stock, subject to the other terms and conditions set forth herein, shall become vested if the Award Recipient remains continuously employed by (or otherwise engaged in a service-provider relationship with) the Corporation (or a Parent or Subsidiary) through each vesting date specified in the Notice of Grant. Should the Award Recipient die or become disabled while holding shares of restricted stock, then such shares shall become 100% vested upon his or her death or Disability. Upon termination of Service for any other reason, any shares of restricted stock that have not yet vested shall be forfeited on the date of termination.

4.     CHANGE IN CONTROL TRANSACTION.

(a) In the event of any Change in Control, the shares of restricted stock not otherwise vested shall automatically vest in full.

(b) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.     ADJUSTMENT IN SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities subject to this Agreement in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

6.     STOCK CERTIFICATES. Any stock certificate(s) representing the shares of restricted stock granted hereby will be stamped or otherwise imprinted with a legend with respect to any applicable restrictions contained herein and otherwise with respect to the sale or transfer of such shares, and the stock transfer records of the Corporation will reflect stop transfer instructions with respect to such shares. At the election of the Corporation, any stock certificates evidencing shares of restricted stock shall be held by the Corporation for the benefit of the Award Recipient until such time as the transfer of such shares is no longer subject to the restrictions set out in this Agreement.

7.     COMPLIANCE WITH LAWS; TAXES.

(a) The Award Recipient agrees that he or she is acquiring the shares of restricted stock for investment purposes and not with a view to the resale or distribution thereof. The Administrator shall be entitled to require as a condition of delivery (i) that the Award Recipient remit an amount sufficient to satisfy all federal, state and local withholding tax requirements, (ii) that the minimum withholding of such sums come from compensation otherwise due to the Award Recipient (including from any payment remitted pursuant to Section 7(c) below) or from any shares due to the Award Recipient under this Agreement, or (iii) any combination of the foregoing. The issuance of the shares of restricted stock shall be subject to compliance by the Corporation and the Award Recipient with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

(c) If the Award Recipient is a citizen or resident of the United States and all or any part of the Award would be includible in the Award Recipient’s gross income as of the Grant Date under Section 61 of the Code, disregarding the application of Section 83(a) of the Code, the Corporation shall remit to the Award Recipient an additional amount (in cash) equal to the federal, state and local income tax that would be payable by the Award Recipient (assuming the highest rate of tax imposed on an individual taxpayer under Section 1(c) of the Code or other applicable law) on the Award in the Award Recipient’s taxable year in which the Grant Date occurs had the Award Recipient made the election described in Section 83(b) of the Code upon receipt of this Award. Any payment made under this Section 7(c) of the Agreement shall be completed by December 31st of the year in which the Grant Date occurs, and shall be subject to the tax withholding provisions of Section 7(a) above.

8.     SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Award Recipient, and the legal representatives, heirs and legatees of the Award Recipient’s estate.

9.     NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to the Award Recipient shall be in writing and addressed to the Award Recipient at the address indicated on the Corporation’s books and records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

10.   CONSTRUCTION. All decisions of the Administrator with respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in this Award.

11.   GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Delaware without resort to that state’s conflict-of-laws rules.

12.   STOCKHOLDER APPROVAL. If the shares covered by this Agreement require approval by the Corporation’s stockholders, then this Award shall be void with respect to such shares, unless adequate stockholder approval is obtained.

13.   FORFEITURE OF SHARES. If the Award Recipient becomes obligated to return all or a portion of the shares of restricted stock to the Corporation due to a forfeiture of such shares pursuant to this Agreement, and fails to deliver the certificates representing such shares in accordance with the terms of this Agreement, the Corporation may, at its option, in addition to all other remedies it may have, send to the Award Recipient, to the address listed on the books of the Corporation, written notice and thereupon shall cancel on its books the certificates representing the shares to be returned to the Corporation. Thereupon, all of the Award Recipient’s rights in and to said shares shall terminate. The Corporation shall not be obligated to give notice to any holder of shares of restricted stock if such holder does not appear on the stock transfer ledger of the Corporation as the registered holder of such shares.

14.   ADMINISTRATION. This Agreement shall be administered by the Administrator. The Administrator, in its sole discretion, has the authority to (i) construe and interpret the Award and this Agreement; (ii) prescribe, amend and rescind rules and regulations relating to the Award and this Agreement; (iii) determine the extent to which the Vesting Schedule shall be accelerated or shares awarded to, or forfeited by, the Award Recipient in the event of (A) the termination of his or her employment or service-provider relationship with the Corporation (or any Parent or Subsidiary) due to Disability, death, Cause or other reason, or (B) a Change in Control; (iv) make all other determinations in the judgment of the Committee that are necessary or desirable for the administration and interpretation of the Agreement; and (v) correct any defect or supply any omission or reconcile any inconsistency in the Agreement.

15.   DESIGNATION OF BENEFICIARY. The Award Recipient may file with the Administrator a written designation of one or more persons as his or her designated beneficiary(ies). Each beneficiary designation shall become effective only when filed in writing with the Administrator during the Award Recipient’s lifetime on a form prescribed by the Administrator. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Administrator of a new beneficiary designation shall cancel all previously filed beneficiary designations. If the Award Recipient fails to designate a beneficiary, or if all of his or her designated beneficiaries predecease the Award Recipient, then any outstanding benefits shall be distributable to the Award Recipient’s estate.

16.   DEFINITIONS. The following definitions shall be in effect under the Agreement and Notice of Grant:

A.     Administrator shall mean the Board, or the Committee if such a body is established by the Corporation and designated to administer the Award under this Agreement.

B.     Board shall mean the Corporation’s Board of Directors.

C.     Change in Control shall mean a change in the ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the Corporation’s assets, as defined in and interpreted in accordance with Treas. Reg. 1.409A-3(i)(5). For purposes of this definition, the description of the total voting power of the stock of the Corporation that must be acquired under Treas. Reg. 1.409A-3(i)(5)(vi)(A)(1) to trigger a change in the effective control of the Corporation shall be applied by replacing thirty percent (30%) with fifty percent (50%).

D.     Code shall mean the Internal Revenue Code of 1986, as amended.

E.     Committee shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the Common Stock is then traded, and which consists of two or more members of the Board, each of whom may be an outside director within the meaning of Section 162(m) of the Code. Notwithstanding the foregoing, in the case of an Award Recipient who is a “covered employee” within the meaning of Section 162(m) of the Code, the Committee shall consist of two or more members of the Board who are “outside directors” within the meaning of Section 162(m) of the Code.

F.     Common Stock shall mean the Corporation’s common stock.

G.     Disability shall mean the inability of the Award Recipient to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Whether the Participant has sustained a Disability shall be determined by the Administrator in its sole discretion, but in good faith. For this purpose, the Administrator may require the Award Recipient to submit medical evidence of Disability; provided, however, that any such requirement shall comply with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

H.     Parent shall mean any entity (other than the Corporation) in an unbroken chain of entities ending with the Corporation, provided each entity in the unbroken chain (other than the Corporation) owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of security in one of the other entities in such chain.

I.      Service shall mean the Award Recipient’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an employee, non-employee member of the Board or independent consultant.

J.     Subsidiary shall mean any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, securities possessing fifty percent (50%) or more of the total combined voting power of all classes of security in one of the other entities in such chain.

K.     Vesting Schedule shall mean the vesting schedule specified in the Notice of Grant pursuant to which the Award Recipient is to vest in the restricted shares in a series of installments over his or her period of Service.